Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

September 8, 2011

América Móvil, S.A.B. de C.V.

Lago Zurich 245

Plaza Carso / Edificio Telcel

Colonia Granada Ampliación

11529 México, D.F. México

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A.B. de C.V. (the “Company”), a sociedad anónima bursátil de capital variable organized under the laws of the United Mexican States (“Mexico”), and Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, as guarantor (the “Guarantor”), in connection with the Company’s offering pursuant to a registration statement on Form F-3ASR (No. 333-162217) of U.S.$2,000,000,000 aggregate principal amount of its 2.375% Senior Notes due 2016 (the “2016 Notes”) and U.S.$750,000,000 aggregate principal amount of its 6.125% Senior Notes due 2040 (the “2040 Notes” and, together with the 2016 Notes, the “Securities”) to be issued under an indenture dated as of September 30, 2009 (the “Base Indenture”), as supplemented by the Eighth Supplemental Indenture, dated as of September 8, 2011 relating to the 2016 Notes (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “2016 Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”) and the Fourth Supplemental Indenture, dated as of March 30, 2010 (the “Fourth Supplemental Indenture”), as supplemented by an Additional Notes Supplement, dated as of September 8, 2011, relating to the 2040 Notes (the “Additional Notes Supplement” and, together with the Base Indenture and the Fourth Supplemental Indenture, the “2040 Indenture”) among the Company, the Guarantor, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and Luxembourg transfer agent. Such registration statement, as amended as of its most recent effective date (June 17, 2010), insofar as

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it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the Base Indenture, which is incorporated by reference therein as an exhibit, we have reviewed the Fourth Supplemental Indenture, the Additional Notes Supplement and the Eighth Supplemental Indenture, the global notes representing the Securities, and we have reviewed the guarantees relating to the Securities (the “Guarantees”) as executed by the Guarantor. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	Each of the 2016 Notes and the 2040 Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the 2016 Indenture and the 2040 Indenture, respectively.

2.	The Guarantees are the valid, binding and enforceable obligations of the Guarantor.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Guarantor regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Base Indenture, the Eighth Supplemental Indenture, the Fourth Supplemental Indenture, the Additional Notes Supplement, the Securities or the Guarantees where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that (a) the designation in Section 115 of the Base Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to the Base Indenture, the Securities or the Guarantees, the

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designation in Section 301 of each of the Eighth Supplemental Indenture and the Fourth Supplemental Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to each of the Eighth Supplemental Indenture and the Fourth Supplemental Indenture, respectively, and the designation in Section 7 of the Additional Notes Supplement as the venue for actions or proceedings arising out of or relating to the Additional Notes Supplement are (notwithstanding the waivers in Section 115 of the Base Indenture, Section 301 of each of the Eighth Supplemental Indenture and the Fourth Supplemental Indenture and Section 7 of the Additional Notes Supplement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding and (b) the enforceability in the United States of the waiver in Section 115 of the Base Indenture, Section 301 of each of the Eighth Supplemental Indenture and the Fourth Supplemental Indenture and Section 7 of the Additional Notes Supplement by each of the Company and the Guarantor of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

We express no opinion as to the enforceability of the judgment currency indemnities in Section 1010 of the Base Indenture and Section 302 of each of the Eighth Supplemental Indenture and the Fourth Supplemental Indenture.

In addition, we note that the waiver of defenses relating to the Guarantees in Section 1101 of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any prospectus supplements related thereto under the heading “Validity of the Notes” as counsel for the Company and the Guarantor who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Nicolas Grabar
Nicolas Grabar, a Partner